                                                                   EXHIBIT 10.16

                              SEPARATION AGREEMENT


         THIS SEPARATION AGREEMENT AND GENERAL RELEASE ("Agreement"), is made this the 19th day of July, 2001, by and between the following parties:


EMPLOYEE: Fredrick W. Burford (hereinafter "Executive"); and

COMPANY: JCC Holding Company, a Delaware corporation (hereinafter the
"Company").


         Whereas, Executive has been properly notified by the Company that his Employment Agreement dated May 6, 1999, a copy of which is annexed hereto as Exhibit A and incorporated herein by referenced (the "Employment Agreement"), will not be renewed in accordance with its terms;

         Whereas, Executive does not desire to continue his employment in his current capacity until the end of his Employment Agreement; and

         Whereas, the parties have agreed to enter into this Agreement to confirm the agreed upon terms, conditions and arrangements concerning the separation of Executive from his employment with the Company which will supersede all provisions, rights and obligations by both parties contained in Executive's Employment Agreement.

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Executive's last day of active employment with the Company will be July 15, 2001, (the "Separation Date"), and he has no present or future right to further employment with the Company thereafter.

         2. The Company will pay Executive in full settlement of any claims by Executive for wages or benefits of any type (except those specified in Paragraph 4 below) the following:

         (a) a lump sum payment of $429,000.00, minus customary deductions and statutory withholdings. It is understood and agreed that this payment represents the salary Executive would have earned had he remained employed through the end of his Employment Period (as defined in Employment Agreement);

         (b) a lump sum payment equal to all earned vacation up to December 31, 2001;

         (c) a lump sum bonus of $143,000.00, minus customary deductions and statutory withholdings; and

         (d) a lump sum payment of $100,000.00, minus customary deductions and statutory withholdings, as consideration for Executive's promises and obligations agreed to herein and for waiving any and all rights and privileges granted under Executive's Employment Agreement effective November 1, 1998.

         3. Payment of amounts 2(a) through 2(d) above to Executive will be made by wire transfer to his account at the bank that he has previously designated to the Company for deposit of his compensation, with instructions by the Company to the depository bank to notify him of receipt of the wire transfer and to place this money directly into his designated account, in the amount of $672,000,plus the amount due for accrued annual leave through December 31, 2001, minus customary deductions and statutory withholdings, on the date of the execution of this Agreement.

         4. Regarding salary, benefits and related matters ("Benefits"), the following schedule summarizes Executive's participation in each of the applicable salary and benefit plans and the respective dates on which such participation, or eligibility, terminates:

BENEFIT                                              TERMINATION DATE
-------                                              ----------------

Base Salary:                                         See Paragraph 2

Active Working Status:                               Separation Date

Use of Credit Cards:                                 Separation Date

Bonus--Payment:                                      See Paragraph 2.  Not eligible for any other bonus.

Insurance Including Health, Dental,
Vision, Life:                                        From July 15, 2001 until December 31, 2002.  Executive will continue to be responsible for any cost normally allowed to the Executive. The eighteen (18) month COBRA rights period for medical and health insurance will commence on Separation
                                                     Date. If Executive becomes re-employed with another employer during this period and is eligible to receive medical and
                                                     health insurance benefits under another plan Executive must participate in such plan, and the benefits under this
                                                     Agreement shall be secondary to those provided under such
                                                     other plan.

Automobile Lease/Payment:                            Separation Date

Apartment Lease/Payment:                             Separation Date

Other Executive Privileges/
Benefits/Memberships/Perks:                          Separation Date

Long Term Compensation Plan:                         Separation Date; no vesting

Restricted Cash Award:                               Separation Date; no vesting

Savings and Retirement Plan
(Active Participation):                              Separation Date

         5. Executive will vacate his office on or before Separation Date, by which time Executive will turn over to the Company, all of the Company's files, records, equipment and/or other property kept or maintained by Executive in his offices or elsewhere, including without limitation, all Company keys and credit cards. In addition, on or before the same date, Executive will pay any expense account balance which he has with the Company. Executive covenants and agrees that he will not retain any copies of proprietary information belonging to the Company.

         6. Executive covenants and agrees he will cooperate with the Company in assuring an orderly transition of all matters handled by him. Upon the Company providing reasonable written notice to Executive, he will also appear as a witness at the Company's request and/or assist the Company in any litigation, including arbitration, bankruptcy or similar matter in which the Company or any affiliate thereof is a party or otherwise involved. The Company will pay Executive a $1,243.00 per diem and reimburse any reasonable out-of-pocket expenses incurred by Executive in connection with any such appearance.

         7. Company will issue a Letter of Recommendation to Executive and all parties requesting such Letter of Recommendation, a copy of which has been provided to and approved by Executive. No other written or verbal communication, except the mutually-accepted Letter of Recommendation whatsoever will be forwarded to anyone who may inquire about the past performance of Executive.

         8. Company agrees to pay all reasonable attorneys fees (including expenses advanced by counsel for Executive) incurred by Executive in negotiating and finalizing this Agreement within five (5) business days after receipt of an invoice for such fees.

         9. The Company agrees to provide outplacement counseling services at its expense for the executive, namely the Key Executive Service, at Right Associates, in Memphis, Tennessee, and the Company agrees that these outplacement counseling services shall begin on Tuesday, September 4, 2001.

         10. In the event it shall be determined that any payment or distribution by the Company or the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Agreement would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         11. In consideration of the payments, promises, assurances, and benefits described herein, Executive and Company further hereby covenant and agree as follows:

         (a) Executive and Company have mutually and unconditionally remised, released, waived, and forever discharged and by these presents do for each of themselves, for each of their respective representatives, and assigns, remise, release, waive, and forever discharge each other.

                  (i) Executive agrees to unconditionally remise, release, waive, and forever discharge the Company, Jazz Casino Company, L.L.C., Harrah's Entertainment, Inc., and Harrah's Operating Company, Inc. and their respective subsidiaries and affiliates, their officers, directors, agents, benefit plan trustees, employees, and former employees ("Released Parties") from any and all causes of action, suits, debts, damages, judgments, executions, and claims whatsoever, in law or equity, whether known or unknown, and regardless of type, cause or nature, including but not limited to claims arising under all salary, vacation, insurance, bonus, stock and all other benefit plans, and all state and federal anti-discrimination, civil rights and human rights laws, ordinances and statutes, including but not limited to, Title VII of the Civil Rights Act of 1964 and 1991, Americans with Disabilities Act, and the Age Discrimination in Employment Act, which Executive or his personal representatives or assigns, ever had, now has, or hereafter can, shall, or may have concerning his employment with JCC Holding Company, its subsidiaries and affiliates, and the cessation of that employment, excepting only the obligations of the Company under this Agreement or any rights Executive has to any vested benefits under the Company benefit plan unless otherwise indicated.

                  (ii) The Company agrees to unconditionally remise, release, waive, and forever discharge any and all claims and causes of action that the Company, and/or its affiliates, successors, or assigns, may have, or allege, against the executive, both known and unknown, that could be brought at this time and/or at any other time in the future by virtue of his employment with the Company, such employment ending on July 15, 2001;

         (b) Executive will not cause, encourage or participate in any legal or equitable proceedings against any of the Released Parties with respect to the matters referred to in this Agreement, and he will not participate in any manner in any other legal or equitable proceedings against any of the Released Parties, except where required by law or except if necessary to enforce this Agreement. In the event of any breach by Executive of this Agreement, and his failure to cure said breach to the Company's satisfaction within five (5) business days of its occurrence, any and all payments and other benefits provided for in this Agreement shall immediately cease and will no longer be due or owing. The enforcement of or failure to enforce this or any other provision in this Agreement shall not affect any other remedies available to the Company or the Released Parties;

         (c) The Company agrees to also indemnify and hold Executive harmless from any and all claims that may be made, or alleged, against him, by the Company and/or any other party, for acts or omissions emanating by virtue of his employment with the Company. By this indemnification and hold harmless provision, the Company is bound to fully and completely protect and defend Executive from all claims that may be lodged against him, and in particular to pay for any costs of defense, including reasonable attorneys fees as well as other expenses of litigation, as these costs and expenses are incurred that are not covered by insurance. The Company also agrees to pay in full any and all judgments, including any legal interest and other costs, that may be granted in any proceeding(s) against the Executive for his alleged acts or omissions during the course of his employment with the Company, such employment ending on July 15, 2001 and that are not covered by insurance, Executive has the right to select his own counsel provided the selection is acceptable to the party paying Executive's legal fees; and

         (d) Executive shall relinquish, release and return to the Company all memberships in organizations, clubs, etc. that were paid by the Company, regardless of whether such memberships are in the name of Executive or Company; however, Executive has the right to continue his participation in these entities in his own right, as he deems fit.

         12. Executive also confirms that he has no charge, complaint or action against the Company in any forum or form. Accordingly, in the event that any such claim, charge, complaint or action is filed, except as otherwise provided in this Agreement, Executive shall not be able to recover any relief or recovery therefrom, including costs and attorneys fees.

         13. The existence and terms of this Agreement shall be confidential, and neither party will reveal or engage in any action which either knows will result in the revelation of any information concerning the contents of this Agreement to anyone, including but not limited to past, present or future employees of the Released Parties, provided, however, such disclosure may be made (a) when required by law, (b) in the case of the Company, in order to prepare this Agreement and/or to implement the terms and provisions thereof; and in the case of Executive, to an attorney with whom Executive chooses to consult regarding his consideration of this

Agreement and, to the extent necessary, to his estate and tax advisors, outplacement counselors, immediate family, prospective employers, and search firms. Executive is responsible to ensure that these persons will also maintain in confidence the terms of this Agreement. In addition, this Agreement may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement. Notwithstanding the foregoing, Executive is expressly permitted to discuss his job performance with outplacement counselors, individuals assisting in the employment search, prospective employers, and/or search firms.

         14. Executive, for a period of two (2) years immediately following the Separation Date, will not communicate with employees, customers or suppliers of the Company or any of the Released Parties, franchisees of the Released Parties or of any of the subsidiaries or affiliates of the Company or any principals or employees thereof, or any other person or organization in any manner whatsoever that is detrimental to the interests of the Company or any of the other Released Parties. Executive further agrees not to make any statements to the press or the general public with respect to the Company or any of the other Released Parties without the express prior authorization of the Company.

         15. Executive's positions with the Company resulted in his exposure and access to confidential and proprietary information of the Company and its affiliates, including without limitation sales and marketing information, customer account records, training and operations material, personnel records, pricing and financial information relating to the business and affairs of the Company and its affiliates (the "Confidential Information"), to which he did not have access prior to holding those positions, which Confidential Information is not generally known and of economic, actual or potential, value to the Company and the disclosure of which by him, either directly or indirectly, would be irreparably injurious and detrimental to the Company. Executive agrees to use his best efforts and to observe the utmost diligence to guard and protect the Confidential Information from disclosure to third parties as follows: Executive, for a period of two (2) years immediately following the Separation Date, will not make available, either directly or indirectly, to any competitor or potential competitor of the Company or divulge, disclose, or communicate to any person, firm, corporation or other business entity in any manner whatsoever, the Confidential Information, unless expressly authorized to do so by the Company in writing. Any non-disclosure or similar agreement that Executive has signed with the Company shall remain in full force and effect, provided that in the event of any conflict between any such agreement(s) and this Agreement, this Agreement shall control.

         16. Executive, for a period of two (2) years immediately following the Separation Date, will not, either directly or indirectly, induce, persuade, or attempt to induce or persuade any salary grade 20 or higher employee at that time, or who has been within one (1) year of the Separation Date of the Company, or any of the other Released Parties to leave or abandon employment with the Company or any of the other Released Parties for any reason whatsoever.

         17. By voluntarily executing this Agreement, the Company confirms it is relying on its own judgment and on advice of its attorneys, and not upon any recommendation or representation of Executive or his agents, attorneys, or other representatives. By voluntarily executing this Agreement, Executive confirms he is relying on his own judgment and on advice of his attorneys, and not upon any recommendations or representations of the Company or its directors, officers, employees, agents, attorneys, or other representatives. Executive acknowledges that the nature and extent of the benefits and payments made available to him have been explained and that he understands them. Executive agrees that these benefits and payments are being received in exchange for a full and complete release of all federal and state claims of any kind which he may have against the Company; that he intends to be bound by this Agreement; that he has accepted these benefits and payments as being in full accord, satisfaction, compromise and settlement of any and all disputed claims; that the provision of these benefits and payments shall be deemed or construed at any time for any purpose as an admission by the Company or any of the Released Parties of any legal violation or liability of any kind; that he has entered into this Agreement knowingly and voluntarily and only after having the opportunity to review its terms with an attorney; and that the terms and conditions of this Agreement were the result of the meetings, discussions and compromises between the parties hereto.

         18. Executive understands nothing in this Agreement, including the payment of any sum by the Company, constitutes an admission by the Company of any legal wrong prohibited by local, state and federal law, contract or tort, rule or regulation in connection with the employment and termination of Executive's employment and agrees that he would not receive the monies or other benefits specified herein, except for his execution of this Agreement and fulfillment of the promises contained herein.

         19. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

         20. This Agreement shall be governed and conformed in accordance with the laws of the State of Louisiana without regard to Louisiana conflict of laws provisions. Should any provision, including the general release language of this Agreement, be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect.

         21. This Agreement sets forth the entire agreement between the parties hereto and fully supercedes any prior agreements or understandings between the parties. Upon execution of this Agreement by all parties, Executive's Employment Agreement shall terminate and it shall be null and void. Executive will have no cause of action against the Company under his prior Employment Agreement. Executive acknowledges he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those set forth in this Agreement.

         22. This Agreement shall bind and inure to the benefit of Executive and the Company and their respective heirs, executors, administrators, successors, and assigns. This Agreement is intended solely and exclusively for the benefit of the parties hereto, and their heirs, executors, administrators and assigns, and no other person or entity shall have standing to require satisfaction or performance of the terms or conditions of this Agreement and no other person or entity shall be deemed to be a beneficiary of this Agreement, except that Executive's counsel shall have the right to bring an action for attorneys fees, which are due and owing for negotiating and finalizing this Agreement only. Specifically excluded from this exception is the right of

Executive's counsel to seek payment of reasonable attorneys fees and costs for enforcement of this Agreement, in which event Section 23 shall apply.

         23. If either party commences a proceeding to enforce its rights under this Agreement, the prevailing party in such action shall be entitled to recover from the other party any reasonable attorneys' fees and other fees and expenses incurred by such prevailing party in connection with such action.

         24. Each party has cooperated in the drafting and preparation of this Agreement. Consequently, provisions of this Agreement shall not be construed against any party by virtue of that party's having been a drafter of the provision or Agreement.

         25. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, notwithstanding that all of the parties hereto are not signatories to the original or the same counterpart. In addition, this Agreement may contain more than one counterpart of the signature pages, and this Agreement may be executed by the affixing of the signatures of each of the parties to one of such counterpart signature pages; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

         26. For purposes of the effectiveness of this Agreement, facsimile signatures shall be deemed to be originals thereof and any party furnishing signatures by facsimile shall deliver originals of same to the other party within five business days of sending the facsimile.

         27. Executive has been advised by the Company, orally and by this written statement, to consult with an attorney before he signs this Agreement. Executive also has been advised, and he understands: (1) that he has up to twenty-one (21) days to consider this Agreement; (2) that he can revoke this Agreement for a period of seven (7) days following the day he executes this Agreement; and (3) that this Agreement shall not be effective or enforceable until this revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Louisiana, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. Any revocation within this seven (7) day period must be submitted, in writing, to Phil Satre, or his designee at One Canal Place, 365 Canal Street, Suite 900, New Orleans, Louisiana 70130 and state, "I hereby revoke my acceptance of our Separation Agreement." Such revocation must be personally delivered within seven (7) days of the execution of the Agreement or, if mailed, postmarked within the same time period.

                     [Signatures are on the following page.]

         IN WITNESS WHEREOF, each of the undersigned has hereunto set his or her signature and seal or has caused this instrument to be executed (and its seal to be affixed hereto) by its officer(s) thereunto duly authorized, as of the day and date first above written.


                                 EXECUTIVE:


                                 By:      /s/ Frederick W. Burford
                                    -----------------------------------------
                                 Name:  Frederick W. Burford


                                 COMPANY:

                                 JCC Holding Company
                                 By:      /s/ Philip G. Satre
                                    -----------------------------------------
                                 Name:   Philip G. Satre
                                 As Its: Chair of the Board

                                    EXHIBIT A

                              FREDERICK W. BURFORD
                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT Agreement (this "Agreement") is made and entered into this 6th day of May, 1999 by and between JCC Holding Company, a Delaware corporation (hereinafter, the "Company"), and Frederick W. Burford (hereinafter, "Executive").

                                   BACKGROUND

         Executive currently serves as the President of the Company. The Company desires to retain Executive as the President and Chief Executive Officer of the Company, in accordance with the terms of this Agreement. Executive is willing to serve as such in accordance with the terms and conditions of this Agreement.

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Effective Date. This Agreement is effective retroactively to November 1, 1998 (the "Effective Date").

         2. Employment. Executive is hereby employed as the President and Chief Executive Officer of the Company. In such capacity, Executive shall have such responsibilities in accordance with the policies and objectives established by the Board of Directors of the Company, which shall be consistent with the responsibilities of similarly situated executives of comparable companies in similar lines of business. In his capacity as President and Chief Executive Officer of the Company, Executive will report directly to the Board of Directors.

         3. Employment Period. Unless earlier terminated herein in accordance with Section 7 hereof, Executive's employment shall be for a term beginning on the Effective Date and ending December 31, 2000 (the "Employment Period"). Beginning on December 31, 2000 and on each December 31 thereafter, the Employment Period shall, without further action by Executive or the Company, be extended by an additional one-year period; provided, however, that either party may, by notice to the other given no later than the June 30 prior to the end of the then-current Employment Period, cause the Employment Period to cease to extend automatically. Upon such notice, the Employment Period shall terminate upon the expiration of the then-current term, including any prior extensions.

         4. Extent of Service. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder; provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Company, industry or professional activities, and/or (ii) manage personal business interests and investments, so long as such activities do not materially interfere with the performance of Executive's responsibilities under this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive's responsibilities hereunder.

         5. Compensation and Benefits.

                  (a) Base Salary. During the Employment Period, the Company will pay to Executive an annual base salary in an initial amount to be determined by the Board of Directors, but in no event less than U.S. $260,000 ("Base Salary"), less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Company's payroll practices from time to time. The Compensation Committee of the Board of Directors of the Company shall review Executive's Base Salary annually and in its sole discretion, subject to approval of the Board of Directors of the Company, may further increase Executive's Base Salary from year to year. The annual review of Executive's salary by the Compensation Committee of the Board of Directors (the "Committee") will consider, among other things, Executive's own performance and the Company's performance. The first annual review will be no later than December 31, 1999.

                  (b) Annual Bonus. Executive's annual cash bonus for 1998 shall be $95,335, which amount was paid in March 1999. Executive's annual cash bonus for 1999 and years thereafter shall be based on corporate and/or individual performance criteria established annually by the Committee, with a target bonus of 50% of Base Salary for target performance ("Target Bonus") and appropriate collars to be established by the Committee for threshold or exceptional performance.

                  (c) Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, deferred compensation, savings and retirement plans, practices, policies and programs applicable generally to senior management personnel of the Company and its subsidiaries ("Peer Executives") from time to time, and on the same basis as such Peer Executives. Without limiting the foregoing, the Company will adopt a long-term compensation plan (the "LTIP") under which Executive will be granted each year during the Employment Period an equity-based award designed such that there is a reasonable expectation, upon achievement of applicable vesting criteria, of creating value for Executive over the life of the award in an amount approximately equivalent to 145% of his Base Salary in the year of grant. Such long-term incentive opportunity may be in the form of stock options, restricted stock or such other long-term incentives related to Company common stock as determined by the Committee from time to time. The LTIP and awards to Executive thereunder will be based on the assumption that the common stock of the Company will appreciate at an annual rate of 10% over the performance period, but no adjustment will be made in granted awards if this appreciation rate is not actually achieved. The LTIP will be designed and adopted by the Committee as soon as practicable after the Effective Date.

                  To the extent that any incentive award to Executive consists of stock options, restricted stock or other equity-based awards in the nature of rights that may be vested and/or exercised ("Equity Awards"), the instruments evidencing such Equity Awards shall provide that in the event Executive's employment is terminated (i) by the Company for any reason other than for Cause, or (ii) by the Executive for Good Reason, or (iii) by reason of Executive's death, the award will continue to vest and/or become exercisable over the 18-month period immediately following Executive's Date of Termination (as defined hereinafter) unless the Date of Termination occurs within two years after the occurrence of a Change of Control, in which case such Equity Awards shall vest immediately as of the Date of Termination and shall remain exercisable over the 24-month period following the Date of Termination. The initial grant of awards to Executive under the LTIP is described on Exhibit A attached hereto.

                  (d) Welfare Benefit Plans. During the Employment Period, Executive and Executive's family shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company and its subsidiaries from time to time (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) ("Welfare Plans") to the extent applicable generally to Peer Executives.

                  (e) Prior Service Credit. Executive shall be given credit for 14 years of prior service with Harrah's Entertainment, Inc. ("Harrah's") for all purposes (other than for financial benefit accrual purposes) under the plans, programs, policies, agreements and practices covering Executive pursuant to this
Section 5, to the extent that any such plan, program, policy, agreement or practice permits prior service credit.

                  (f) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable business travel, entertainment and other expenses incurred by Executive in accordance with the policies, practices and procedures of the Company and its subsidiaries to the extent applicable generally to Peer Executives.

                  (g) Vacation. During the Employment Period, Executive shall be entitled to up to four-weeks paid vacation in accordance with the plans, policies, programs and practices of the Company applicable generally to Peer Executives.

                  (h) Automobile. During the Employment Period, the Company shall lease or buy (at the Company's option) an automobile for the exclusive use by Executive in and around New Orleans on Company business and for incidental personal use. The make and model of such automobile, and the financial terms of the lease or purchase, shall be as approved by the Chairman of the Board of the Company. It is intended that the automobile will be a mid-sized four-door sedan or similar vehicle. The Company will fully reimburse Executive for any income tax liability incurred with respect to the foregoing benefit.

                  (i) Apartment Expenses. The parties acknowledge that, during the Employment Period, Executive will maintain his primary family residence in Memphis, Tennessee, and that he may be required to reside on an interim basis in New Orleans, Louisiana in order to fulfill his obligations under this Agreement. During the Employment Period, the Company shall reimburse Executive's rental and related maintenance fees and expenses for an apartment in New Orleans, Louisiana selected by Executive. In addition, during the Employment Period, the Company shall reimburse Executive's expenses for travel between Memphis and New Orleans and, if on any weekend Executive is unable for business reasons to return to Memphis, the Company will reimburse Executive for the expenses of travel to New Orleans for Executive's spouse and immediately family members. The Company will fully reimburse Executive for any income tax liability incurred with respect to the foregoing expense reimbursements (including income tax liability with respect to the tax gross-up payments).

                  (j) Fringe Benefits. During the Employment Period, Executive shall be entitled to all other fringe benefits in effect for Peer Executives in accordance with the plans, practices, programs and policies of the Company and its subsidiaries.

         6. Change of Control. For the purposes of this Agreement, a "Change of Control" shall mean:

                  (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, which currently consists of the Class A and Class B stock of the Company (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control under this subsection (a): (i) any acquisition by a Person who is on the Effective Date the beneficial owner of 40% or more of the Outstanding Company Voting Securities unless such acquisition results in such Person being the beneficial owner of 60% or more of the Outstanding Company Voting Securities, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or the Company, or (iii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i),
(ii) and (iii) of subsection (c) of this Section 6; or

                  (b) Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                  (c) Consummation of a reorganization, merger, consolidation or share exchange or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66 2/3% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

         7. Termination of Employment.

                  (a) Death or Disability. Executive's employment shall terminate automatically upon Executive's death during the Employment Period. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with
Section 16(f) of this Agreement of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" shall mean a mental or physical disability as determined by the Board of Directors of the Company in accordance with standards and procedures similar to those under the Company's employee long-term disability plan, if any. At any time that the Company does not maintain such a long-term disability plan, Disability shall mean the inability of Executive, as determined by the Board of Directors of the Company, to substantially perform the essential functions of his regular duties and responsibilities due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months or longer.

                  (b) Termination by the Company. The Company may terminate Executive's employment during the Employment Period with or without Cause. For purposes of this Agreement, "Cause" shall mean:

                           (i) the willful and continued failure of Executive to
perform substantially Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after good faith efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the Chairman or the Board of Directors of the Company which specifically identifies the manner in which such Board or the Chairman believes that Executive has not substantially performed Executive's duties, or

                           (ii) the willful engaging by Executive in illegal
conduct; or

                           (iii) the willful engaging by Executive in gross
misconduct which is materially and demonstrably injurious to the Company; or

                           (iv) the breach by Executive of the covenants contain
in Section 11 of this Agreement.

         For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company at a meeting of such Board called and held for such purpose (after 30 days' notice is provided to Executive specifying the reason for termination hereunder and Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, Executive is guilty of the conduct described in subparagraph (i),
(ii), (iii) or (iv) above, and specifying the particulars thereof in detail.

                  (c) Termination by Executive. Executive's employment may be terminated by Executive for Good Reason or no reason. For purposes of this Agreement, "Good Reason" shall mean:

                           (i) without the written consent of Executive, the
assignment to Executive of any duties inconsistent with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly (not more than 30 days) after receipt of notice thereof given by Executive; or

                           (ii) a reduction by the Company in Executive's Base
Salary and/or benefits as in effect on the Effective Date or as the same may be increased from time to time, or the failure by the Company to increase Executive's Base Salary each year during the Employment Period by an amount which at least equals, on a percentage basis, the average percentage increase in base salary for Peer Executives; or

                           (iii) the failure by the Company to honor all the
terms and provisions of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly (not more than 30 days) after receipt of notice thereof given by Executive; or

                           (iv) the purported termination of Executive otherwise
than pursuant to the terms of this Agreement; or

                           (v) any failure by the Company to comply with and
satisfy Section 15(c) of this Agreement; or

                           (vi) any termination by Executive for any reason or
no reason during the 30-day period beginning on the first anniversary of a Change of Control.

         Good Reason shall not include Executive's death or Disability. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. Any good faith determination of Good Reason made by Executive shall be conclusive, but the Company shall have an opportunity to cure any claimed event of Good Reason (other than under clause (vi) above) within 30 days of notice from Executive and the Board's good faith determination of cure shall be binding. The Company shall notify Executive of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and any Notice of Termination delivered by Executive based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate the Agreement.

                  (d) Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 16(f) of this

Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 60 days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder at a later date.

                  (e) Date of Termination. "Date of Termination" means (i) if Executive's employment is terminated by the Company for Cause or by Executive for Good Reason, the date specified in the Notice of Termination (which shall not be less than 30 days after the date of delivery of the Notice of Termination), (ii) if Executive's employment is terminated by reason of death or Disability, the date of death or the Disability Effective Date, as the case may be, and (iii) if Executive's employment is terminated for any other reason, the date of receipt of the Notice of Termination, or any later date specified therein (which shall not be more than 60 days after the date of delivery of the Notice of Termination).

         8. Obligations of the Company upon Termination.

                  (a) Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate Executive's employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason, then in consideration of Executive's services rendered prior to such termination:

                           (i) the Company shall pay to Executive in a lump sum
in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                                    A. the sum of (1) Executive's Base Salary
         through the Date of Termination to the extent not theretofore paid, (2) the product of (x) Executive's Target Bonus (as defined in Section 5(b) for the year in which the Date of Termination occurs and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, (3) any accrued vacation pay to the extent not theretofore paid, and (4) unless Executive has elected a different payout date in a prior deferral election, any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the "Accrued Obligations"); and

                                    B. the amount equal to 200% (or 299% in the
         event the Date of Termination occurs within two years after the occurrence of a Change of Control) of the sum of (1) Executive's Base Salary in effect as of the Date of Termination, and (2) Executive's Target Bonus for the year in which the Date of Termination occurs (the "Severance Payment"); and

                           (ii) for 18 months after the Date of Termination, or
such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue medical and health insurance benefits to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with Section 5(d) of this Agreement if Executive's employment had not been terminated (and Executive shall continue to be responsible for any cost thereof normally allocated to the employee); provided, however, that (A) post-termination insurance coverage provided pursuant to this provision shall offset any period of continuation coverage provided under COBRA applicable to such benefits, and (B) if Executive becomes re-employed with another employer and is eligible to receive medical and health insurance benefits under another employer provided plan, the medical and health insurance benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and

                           (iii) as shall be set forth in the instruments
evidencing such awards, all stock options and other equity-based awards in the nature of rights that may be vested and/or exercised ("Equity Awards") that are held by Executive as of the Date of Termination will continue to vest and/or become exercisable over the 18-month period immediately following the Date of Termination; provided, however that if the Date of Termination occurs within two years after the occurrence of a Change of Control, then all of Executive's Equity Awards shall vest immediately as of the Date of Termination and shall remain exercisable over the 24-month period following the Date of Termination; and

                           (iv) to the extent not theretofore paid or provided,
the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including without limitation COBRA rights to the extent not fully offset (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

                  (b) Death or Disability. If Executive's employment is terminated by reason of Executive's death or Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive or Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations (as defined in Section 8(a)(i)(A) above) and the timely payment or provision of Other Benefits (as defined in Section 8(a)(iv) above). Accrued Obligations shall be paid to Executive or Executive's legal representative, estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 8(b) shall include, without limitation, and Executive or Executive's legal representative, estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death or disability, if any, as are applicable to Executive on the Date of Termination.

                  (c) Cause or Voluntary Termination without Good Reason. If Executive's employment shall be terminated for Cause during the Employment Period, or if Executive voluntarily terminates employment during the Employment Period without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (as defined in Section 8(a)(i)(A) above, but excluding the pro-rata bonus described in clause 2 thereof) and the timely payment or provision of Other Benefits (as defined in Section 8(a)(iv) above).

                  (d) Expiration of Employment Period. If the Employment Period expires by reason of the Company's giving notice of non-renewal pursuant to
Section 3 of this Agreement, this Agreement shall terminate upon the expiration of the then-current term, including any prior extensions (the "Expiration Date"), without further obligations to Executive, other than for (i) payment of Accrued Obligations (as defined in Section 8(a)(i)(A) above, but excluding the pro-rata bonus described in clause 2 thereof), (ii) the timely payment to Executive of the actual bonus earned by him with respect to the last year of the Employment Period, (iii) the timely payment or provision of Other Benefits (as defined in Section 8(a)(iv) above), and (iv) payment or provision of the following severance benefits:

                                    (A) the Company shall pay to Executive in a
         lump sum in cash within 30 days after the Expiration Date the amount equal to 100% of Executive's Base Salary in effect as of the Expiration Date (or 299% of such Base Salary in the event the Expiration Date occurs within two years after the occurrence of a Change of Control); and

                                    (B) for 12 months after the Expiration Date
         (or 18 months after the Expiration Date if the Expiration Date occurs within two years after the occurrence of a Change of Control), the Company shall continue medical and health insurance benefits to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with Section 5(d) of this Agreement if Executive's employment had not been terminated (and Executive shall continue to be responsible for any cost thereof normally allocated to the employee); provided, however, that (A) post-termination insurance coverage provided pursuant to this provision shall offset any period of continuation coverage provided under COBRA applicable to such benefits, and (B) if Executive becomes re-employed with another employer and is eligible to receive medical and health insurance benefits under another employer provided plan, the medical and health insurance benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

         9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or its subsidiaries and for which Executive may qualify, nor, subject to Section 16(d), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company or its subsidiaries. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

         10. Certain Additional Payments by the Company.

                  (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company or the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (b) Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's regular independent accounting firm at the expense of the Company or, at the election and expense of Executive, another nationally recognized independent accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to Executive within 15 business days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the

Company and Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 10(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                  (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 15 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                           (i) give the Company any information reasonably
requested by the Company relating to such claim,

                           (ii) take such action in connection with contesting
such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (iii) cooperate with the Company in good faith in
order effectively to contest such claim, and

                           (iv) permit the Company to participate in any
proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 10(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 10(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         11. Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, Harrah's or any of their respective affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After termination of Executive's employment with the Company, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

         12. Full Settlement; Partial Security for Payment. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not

Executive obtains other employment. As partial security for the Company's obligations under this Agreement, and without limiting Executive's ability to enforce all of his rights under this Agreement, the Company will purchase on or before the Effective Date an irrevocable stand-by letter of credit (the "LOC") in favor of Executive in an amount equal to one times his Base Salary as in effect on the Effective Date. The LOC shall by its terms provide for prompt payment to Executive of any amount due under this Agreement (up to the LOC limit) upon no condition other than receipt (by facsimile or otherwise) by the LOC issuer of a signed notice from Executive that such amount is past due.

         13. Costs of Enforcement. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement).

         14. Representations and Warranties. Executive hereby represents and warrants to the Company that Executive is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Executive's execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

         15. Assignment and Successors.

                  (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

16. Miscellaneous.

                  (a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

                  (b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

                  (c) Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.

                  (d) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

                  (e) Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Tennessee shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

                  (f) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:


                  To Company: JCC Holding Company
                              512 South Peters Street
                              New Orleans, Louisiana 70130
                              Attention: Corporate Secretary

                  To Executive: Frederick W. Burford
                                350 Bluff Ridge Cove
                                Cordova, Tennessee 38018

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

                  (g) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.


                                JCC HOLDING COMPANY


                                By: /s/ Colin V. Reed
                                   ---------------------------------------
                                         Colin V. Reed
                                Title:  Chairman of the Board of Directors


                                EXECUTIVE:


                                 /s/ Frederick W. Burford
                                ------------------------------------------
                                Frederick W. Burford

                                    EXHIBIT A

                 INITIAL GRANT OF AWARDS TO EXECUTIVE UNDER THE
                            LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AWARDS

NUMBER OF SHARES: 55,000 shares
VESTING SCHEDULE: Fully vested as of January 1, 2003, subject to earlier vesting in accordance with the following schedule, where:
                  Goal #1 = completion of casino and garage on time and on budget;
                  Goal #2 = Phase I and Phase II completed for 2nd floor by November, 2000; and
                  Goal #3 = construction and facility leasing of Fulton Street substantially complete by November 1, 2001.

Percent of shares with respect to which restrictions lapse early upon attainment of Goal:

Goal #1                      Goal #2                    Goal #3
-------                      -------                    -------

33%                          33%                        34%


STOCK OPTION GRANTS

NUMBER OF OPTIONS: 115,000
EXERCISE PRICE:    $3.625 (fair market value as of grant date)
VESTING SCHEDULE:  January 1, 2003, subject to earlier vesting in accordance with the following schedule (where Average Share Price means the average price per share of JCC Holding Company common stock over any 20 trading days in a 30 consecutive trading day period)

                Cumulative Percentage
               of Option Shares Vested                                  Average Share Price
               -----------------------                                  -------------------
                         20%                                                   $5.00
                         40%                                                   $6.00
                         60%                                                   $7.00
                         80%                                                   $8.00
                        100%                                                   $9.00